Exhibit 99.1
Overview
INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
     On April 30, 2009, we completed our acquisition of the assets of ACON Laboratories, Inc.’s and certain related entities’ (collectively, “ACON”) business of researching, developing, manufacturing, distributing, marketing and selling lateral flow immunoassay and directly-related products (the “Business”) for the remainder of the world outside of the First Territory (as defined below), including China, Asia Pacific, Latin America, South America, the Middle East, Africa, India, Pakistan, Russia and Eastern Europe (the “Second Territory Business”). We acquired ACON’s Business in the United States, Canada, Western Europe (excluding Russia, the former Soviet Republics that are not part of the European Union and Turkey), Israel, Australia, Japan and New Zealand (the “First Territory”) in March 2006.
     The unaudited pro forma condensed combined financial statements (the “Financial Statements”) reflect our acquisition of the Second Territory Business. The Financial Statements are based on the respective historical consolidated financial statements and the notes thereto of Inverness and the Second Territory Business.
     For purposes of preparing the Financial Statements, historical financial information of Inverness and the Second Territory is presented for the year ended December 31, 2009. The historical financial information of the Second Territory Business included in the accompanying unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 includes results of operations for the pre-acquisition period ended April 30, 2009, which represents the historical pre-acquisition results of the Second Territory Business. Actual operating results of the Second Territory Business are included in Inverness’ historical financial results from the date of the acquisition.
     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 assume that the acquisition of the Second Territory Business occurred on January 1, 2009.
     The Financial Statements are presented for illustrative purposes only and do not purport to be indicative of the results of operations for future periods or the results that would have been realized had the acquisition of the Second Territory Business been consummated as of January 1, 2009. The pro forma adjustments are based upon available information and certain estimates and assumptions as described in the notes to the Financial Statements that management of Inverness believes are reasonable in the circumstances.
     The Financial Statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and notes thereto of Inverness included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2009 and our previously filed Forms 8-K.
     The following is a more complete explanation of the completed transaction reflected in the unaudited pro forma condensed combined financial statements.

Acquisition of the Second Territory Business
     On April 30, 2009, we completed our acquisition of the assets of ACON Laboratories, Inc.’s and certain related entities’ (collectively, “ACON”) business of researching, developing, manufacturing, distributing, marketing and selling lateral flow immunoassay and directly-related products (the “Business”) for the remainder of the world outside of the First Territory (as defined below), including China, Asia Pacific, Latin America, South America, the Middle East, Africa, India, Pakistan, Russia and Eastern Europe (the “Second Territory Business”). We acquired ACON’s Business in the United States, Canada, Western Europe (excluding Russia, the former Soviet Republics that are not part of the European Union and Turkey), Israel, Australia, Japan and New Zealand (the “First Territory”) in March 2006. The preliminary aggregate purchase price for the Second Territory Business was approximately $191.1 million ($189.1 million present value), which consisted of cash payments totaling $104.7 million, 1,202,691 shares of our common stock with an aggregate fair value of $42.1 million and deferred purchase price consideration payable in cash and common stock with an aggregate fair value of $42.3 million.
     We expect to pay an amount equal to $15.5 million in shares of our common stock as settlement of a portion of the deferred purchase price consideration. The deferred payments will bear interest at a rate of 4%. The remainder of the purchase price will be due in two installments, each comprising 7.5% of the total purchase price, or approximately $28.9 million, on the dates 15 and 30 months after the acquisition date. These amounts do not bear interest and may be paid in cash or a combination of cash and up to approximately 29% of each of these payments in shares of our common stock. For purposes of determining the preliminary aggregate purchase price of $189.1 million, we present valued the final two installment payments totaling $28.9 million using a discount rate of 4%, resulting in a reduction in the deferred purchase price consideration of approximately $2.0 million.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2009
(in 000s, except per share amounts)

		Pro Forma Adjustments
		the Second
		Territory Business	the Second
		January 1, 2009-March	Territory Business April 1, 2009 -	the Second Territory Business		Pro forma
	Inverness	31, 2009	April 30, 2009	Adjustments		Combined Company
Net product sales and services revenue	$1,893,566	$10,398	$4,490	$—		$1,908,454
License and royalty revenue	29,075	—	—	—		29,075

Net revenue	1,922,641	10,398	4,490	—		1,937,529
Cost of net revenue	868,419	4,857	2,064	368	A, E	875,708

Gross profit	1,054,222	5,541	2,426	(368)		1,061,821
Operating expenses:
Research and development	112,848	146	32	—		113,026
Sales and marketing	441,646	220	113	4,068	A	446,047
General and administrative	357,033	881	454	250	A	358,618
Gain on disposition	(3,355)	—	—	—		(3,355)

Operating income (loss)	146,050	4,294	1,827	(4,686)		147,485
Interest and other income (expense), net	(106,267)	87	(53)	(540)	D	(106,773)

Income (loss) from continuing operations before income taxes	39,783	4,381	1,774	(5,226)		40,712
Income tax provision	15,627	—	—	307	C	15,934

Income (loss) from continuing operations before equity earnings of unconsolidated entities, net of tax	24,156	4,381	1,774	(5,533)		24,778
Equity earnings of unconsolidated entities, net of tax	7,626	—	—	—		7,626
Income (loss) from continuing operations	31,782	4,381	1,774	(5,533)		32,404
Income from discontinued operations, net of tax	1,934	—	—	—		1,934

Net income (loss)	33,716	4,381	1,774	(5,533)		34,338
Preferred stock dividend	(22,972)	—	—	—		(22,972)
Net income (loss) available to common stockholders	$10,744	$4,381	$1,774	$(5,533)		$11,366

Net income per common share:
Basic	$0.13					$0.14

Diluted	$0.13					$0.14

Weighted average shares — basic	80,572			404	B	80,976

Weighted average shares — diluted	81,967			404	B	82,371

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

INVERNESS MEDICAL INNOVATIONS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
NOTE 1 — BASIS OF PRESENTATION
     The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2009 include the historical results of Inverness and the Second Territory Business as if this transaction had occurred on January 1, 2009.
Acquisition of ACON
     On April 30, 2009, we completed our acquisition of the assets of ACON Laboratories, Inc.’s and certain related entities’ (collectively, “ACON”) business of researching, developing, manufacturing, distributing, marketing and selling lateral flow immunoassay and directly-related products (the “Business”) for the remainder of the world outside of the First Territory (as defined below), including China, Asia Pacific, Latin America, South America, the Middle East, Africa, India, Pakistan, Russia and Eastern Europe (the “Second Territory Business”). We acquired ACON’s Business in the United States, Canada, Western Europe (excluding Russia, the former Soviet Republics that are not part of the European Union and Turkey), Israel, Australia, Japan and New Zealand (the “First Territory”) in March 2006. The preliminary aggregate purchase price for the Second Territory Business was approximately $191.1 million ($189.1 million present value), which consisted of cash payments totaling $104.7 million, 1,202,691 shares of our common stock with an aggregate fair value of $42.1 million and deferred purchase price consideration payable in cash and common stock with an aggregate fair value of $42.3 million.
     A summary of the preliminary aggregate purchase price allocation for this acquisition is as follows (dollars in thousands):

Current assets	$4,156
Property, plant and equipment	305
Goodwill	84,149
Intangible assets	100,600

Total assets acquired	189,210

Current liabilities	117

Total liabilities assumed	117

Net assets acquired	189,093
Less:
Fair value of common stock issued (1,202,691 shares)	42,142
Present value of deferred purchase price consideration	42,261

Cash consideration paid at closing	$104,690

     Goodwill resulting from this acquisition is generally not expected to be deductible for tax purposes depending on the tax jurisdiction.
     Customer relationships are amortized based on patterns in which the economic benefits of customer relationships are expected to be realized. Other finite-lived identifiable assets are amortized on a straight-line basis. The following are the intangible assets acquired and their respective amortizable lives (dollars in thousands):

	Amount	Amortizable Life
Customer relationships	$94,200	13-19 years
Patents	3,000	10 years
Trademarks and trade names	1,900	3 years
Non-compete agreements	1,500	2 years

Total intangible assets with finite lives	$100,600

NOTE 2 — PRO FORMA ADJUSTMENTS AND ASSUMPTIONS
     The following describes the pro forma adjustments made to the accompanying unaudited pro forma condensed combined financial statements:

A.	Represents amortization expense of the estimated value assigned to intangible assets, as discussed in Note 1, acquired in connection with the acquisition of the Second Territory Business. The preliminary fair values of acquired intangible assets in connection with the acquisition of the Second Territory Business and their respective useful lives are as follows:

	Amount	Amortizable Life
Customer relationships	$94,200	13-19 years
Patents	3,000	10 years
Trademarks and trade names	1,900	3 years
Non-compete agreements	1,500	2 years

Total intangible assets with finite lives	$100,600

B.	Represents the adjustment to the historical number of basic weighted average Inverness shares outstanding giving effect to the issuance of shares of Inverness common stock as part of the consideration to acquire the Second Territory Business, as if such transaction occurred on January 1, 2009.

C.	Reflects the adjustment of the historical tax provision of the Second Territory Business as a result of pro forma combined results.

D.	Represents imputed interest expense related to the remaining cash consideration to be paid to the ACON shareholders.

E.	Represents estimated cost increase for products supplied under a transitional manufacturing agreement with ACON.
NOTE 3 — PRO FORMA NET LOSS PER COMMON SHARE
     For the year ended December 31, 2009 the unaudited pro forma combined company basic and diluted net loss per common share amounts are calculated based on the weighted average number of Inverness common shares outstanding prior to the respective acquisition plus the adjustments to such shares giving effect to the Inverness common shares expected to be issued in connection with the respective acquisition, as if such transaction had occurred on January 1, 2009. Included in the weighted average diluted common shares for the calculation of net income per common share for the year ended December 31, 2009, are common stock equivalent shares from the potential exercise of stock options and warrants. Common stock equivalent shares from the potential conversion of convertible debt securities, common stock equivalents from the potential settlement of a portion of the deferred purchase price consideration related to the Second Territory Business and potential common stock equivalent shares from the potential conversion of Series B convertible preferred stock were not included in the calculation of net income per common share for the year ended December 31, 2009 because inclusion thereof would be antidilutive.